KOPIN PROVIDES BUSINESS UPDATE AND
THIRD QUARTER 2019 OPERATING RESULTS

•	Revenues Increase 20% on Strength of Military and Industrial Products

•	Completes Spinout of Solos and Whisper Audio Technology Shortly After Quarter End

Westborough, Mass. - November 7, 2019 - Kopin Corporation (NASDAQ: KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the third quarter ended September 28, 2019.

“We are pleased to see the initial benefits of the strategic steps we discussed last quarter to monetize our intellectual property and reduce our cost structure,” said Dr. John C.C. Fan, CEO of Kopin. “This quarter revenues increased approximately 20% while we reduced our expenses by approximately 20%.”

“The revenue growth of our core product segments, Industrial and Military, was a highlight of the quarter. Revenue increased approximately 105% for our Industrial products and Military revenues increased approximately 31% on the strength of our F-35 fighter jet and FWS-I programs. We look for our military sales to continue ramping next year and beyond as additional orders are received for existing programs and current development programs move into production. In addition, the feedback we are receiving from our industrial customers indicates a growing market, which points to continued strength in enterprise revenues.”

Dr. Fan continued, “Complementing our revenue growth in Q3 was our expense reduction strategy. Research & Development (R&D) expense declined 48% as many of our development programs are transitioning to production and we are no longer investing in products that have been licensed or in programs that have been curtailed. We expect continued expense reduction as we completed the spinout out of our Solos product line and Whisper technology shortly after the end of the third quarter. Under the agreement, we retained a 20% equity interest in the new entity and receive a royalty on sales for four years. We believe having a team focused specifically on Solos and Whisper will accelerate the monetization of both technologies, which is the most efficient way for Kopin to leverage our investment.”

“During the third quarter we also continued aggressively developing our Lightning® OLED products. Our fabless model allows us to cost-effectively invest in this differentiated technology, which has applications across our customer base. We currently have two advanced Lightning displays in development for two global customers. In addition, we are in discussion for additional display development programs with commercial and military applications.”

Dr. Fan concluded, “We expect our financial position will continue to strengthen as we further our strategy matching cost rationalization efforts with accelerating revenue growth.”

Third Quarter Financial Results

Total revenues for the third quarter ended September 28, 2019 were $6.1 million, compared with $5.1 million for the third quarter ended September 29, 2018.

Cost of product revenues were $4.7 million for the third quarter ended September 28, 2019, compared with $3.7 million for the third quarter ended September 29, 2018.

Research and development (R&D) expenses for the third quarter ended September 28, 2019 were $2.4 million, compared to $4.6 million for the third quarter ended September 29, 2018.

Selling, general and administrative (SG&A) expenses were $5.1 million for the third quarter ended September 28, 2019, compared to $7.2 million for the third quarter ended September 29, 2018. The decrease in SG&A is primarily due to decreases in compensation expenses including stock-based compensation, amortization of intangible assets, use of information technology consultants and marketing expenses, including product promotion and accretion of the NVIS earnout.

Net loss attributable to the controlling interest for the third quarter ended September 28, 2019 was $6.6 million, or $0.08 per share, compared with net loss of $9.8 million, or $0.13 per share, for the third quarter ended September 29, 2018.

Kopin’s cash and equivalents and marketable securities were approximately $26.0 million at September 28, 2019 as compared to $37.2 million at December 29, 2018, with no long-term debt.

During the third quarter of 2019 Kopin had 4 patents granted. Subsequent to the spin-out of the Solos product line and Whisper technology, Kopin has over 250 patents and patents pending, almost all of which are related to wearable applications.
All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended September 28, 2019, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 888-224-1121 (U.S. and Canada) or 323-794-2575 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to: our belief that military sales will continue to ramp next year and beyond; the expectation of a strong, growing market for industrial products, based on feedback received from customers; the expectation of continued expense reductions; our belief that two global customers have plans to launch consumer-related products in 2020; current discussions for additional display development programs for consumer and military applications; our belief that having a team focused specifically on the Solos and Whisper technologies will accelerate the monetization of both technologies, and that that is the most efficient way for Kopin to leverage its investment in those technologies; and expectations that Kopin’s financial position will continue to strengthen and that Kopin will benefit from accelerated revenue growth. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, or as updated from time to time in the Company’s Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended
Display Revenues by Category (in millions)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Military	$2.0	$1.5	$5.2	$5.4
Industrial	2.6	1.3	7.3	4.3
Consumer	0.3	0.8	1.5	3.2
Other	—	—	—	0.2
R&D	1.2	1.5	2.5	3.6
License and royalties	—	—	4.3	—
Total	$6.1	$5.1	$20.8	$16.7

Stock-Based Compensation Expense
Cost of product revenues	$18,000	$52,000	$83,000	$319,000
Research and development	74,000	159,000	262,000	627,000
Selling, general and administrative	360,000	979,000	1,461,000	2,933,000
Total	$452,000	$1,190,000	$1,806,000	$3,879,000

Other Financial Information
Depreciation and amortization	$159,000	$559,000	$597,000	$1,689,000

Kopin Corporation
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Revenues:
Net product revenues	$4,955,062	$3,643,619	$14,004,319	$13,160,507
Research and development and other revenues	1,184,270	1,482,711	6,788,071	3,563,341
	6,139,332	5,126,330	20,792,390	16,723,848
Expenses:
Cost of product revenues	4,689,944	3,659,800	15,809,535	11,219,741
Research and development	2,389,573	4,599,266	10,686,491	13,577,075
Selling, general and administration	5,130,019	7,166,137	16,788,493	21,011,050
Impairment of goodwill	331,344	—	331,344	—
	12,540,880	15,425,203	43,615,863	45,807,866

Loss from operations	(6,401,548)	(10,298,873)	(22,823,473)	(29,084,018)

Other (expense) income, net	(77,816)	174,894	839,175	4,442,262

Loss before tax (provision) benefit and net (income) loss attributable to noncontrolling interest	(6,479,364)	(10,123,979)	(21,984,298)	(24,641,756)

Tax (provision) benefit	(26,000)	316,000	(78,000)	115,000

Net loss	(6,505,364)	(9,807,979)	(22,062,298)	(24,526,756)

Net (income) loss attributable to noncontrolling interest	(120,094)	16,596	(154,478)	(41,862)

Net loss attributable to Kopin Corporation	$(6,625,458)	$(9,791,383)	$(22,216,776)	$(24,568,618)

Net loss per share
Basic and diluted	$(0.08)	$(0.13)	$(0.28)	$(0.34)

Weighted average number of common shares outstanding
Basic and diluted	82,053,698	73,135,253	79,657,677	73,102,979

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 28, 2019	December 29, 2018
ASSETS
Current assets:
Cash and marketable securities	$26,016,203	$37,244,363
Accounts receivable, net	4,910,375	3,088,360
Contract assets and unbilled receivables	1,045,939	3,089,663
Inventory	3,442,490	4,797,238
Prepaid expenses and other current assets	1,368,296	1,184,401
Total current assets	36,783,303	49,404,025

Plant and equipment, net	1,621,927	2,598,842
Operating lease right-of-use assets	3,073,651	—
Goodwill	—	331,344
Other assets	844,049	1,361,375
Equity investments	9,029,417	5,853,525
Total assets	$51,352,347	$59,549,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,018,906	$3,921,880
Accrued expenses	6,143,249	5,510,552
Contract liabilities and billings in excess of revenue earned	1,430,828	388,933
Operating lease liabilities	1,081,252	—
Deferred tax liabilities	507,000	546,000
Total current liabilities	12,181,235	10,367,365

Asset retirement obligations	245,916	254,098
Operating lease liabilities, net of current portion	2,077,245	—
Other long-term obligations	1,031,523	1,214,827

Total Kopin Corporation stockholders' equity	35,811,003	47,861,874
Noncontrolling interest	5,425	(149,053)
Total stockholders’ equity	35,816,428	47,712,821
Total liabilities and stockholders’ equity	$51,352,347	$59,549,111